Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form F-4 of our report dated March 31, 2023, relating to the balance sheets of Prime Impact Acquisition I as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 25, 2023